SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement (“Agreement”), effective as of April 30, 2014, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the “Adviser”), and AQR Capital Management, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”), on behalf of one or more of its series, (each, the “Fund”) which are open-end management investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) has entered into an Investment Management Agreement dated April 30, 2007, with the Adviser, as it may be amended from time to time (the “Investment Management Agreement”) pursuant to which the Adviser has agreed to provide certain investment management services to the Funds; and

WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to one or more of the Funds as specified on Schedule A, and Sub-Adviser is willing to serve in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY SUB-ADVISER TO THE FUND.

(a) The Adviser hereby appoints the Sub-Adviser as investment adviser, on the terms and conditions set forth herein, for the portion of the Fund’s assets that the Adviser determines in its sole discretion to assign to the Sub-Adviser from time to time (referred to in this Agreement as the “Managed Portion”). The Adviser may, from time to time, make additions to, and withdrawals from, those Fund assets assigned to the Sub-Adviser. The Sub-Adviser accepts these terms and agrees to render the services herein set forth and for the compensation provided on Schedule A to this Agreement.

(b) Subject to the supervision and control of the Adviser and the Board of Trustees (the “Trustees”) of the Trust, the Sub-Adviser will furnish continuously an investment program for the Managed Portion which shall at all applicable times meet the diversification requirements of the applicable provisions of Subchapter M and Section 817(h) under the Internal Revenue Code of 1986 (the “Code”). The Sub-Adviser will make investment decisions on behalf of the Managed Portion and place all orders for its purchase, sale, investment, maintenance and reinvestment of portfolio securities and/or instruments, including the purchase and sale of shares of other investment funds managed by the Sub-Adviser. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser, except as expressly authorized in this Agreement or another writing signed by the Adviser.

(c) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties hereunder faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for it to perform its duties and obligations hereunder (for the avoidance of doubt, this does not include providing administrative services to the Fund, determination of net asset value per share, portfolio accounting and shareholder accounting services). Sub-Adviser shall not be obligated to pay any expenses of the Adviser, the Trust, or the Fund, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other financial instruments for the Managed Portion; and (c) custodian fees and expenses. The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund’s registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser or any change in the portfolio manager or managers assigned by the Sub-Adviser to manage the Managed Portion and named in the Fund’s prospectus.

(d) The Sub-Adviser shall vote proxies relating to the Managed Portion’s investment securities in accordance with Sub-Adviser’s proxy voting guidelines and procedures in effect from time to time, and shall provide a record of its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the proxy voting authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice.

(e) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions for the Managed Portion subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Trustees and agreed to by Sub-Adviser.) In selecting brokers, dealers or futures commission merchants and placing orders for the purchase and sale of portfolio investments, the Sub-Adviser shall use its best efforts to obtain the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser, upon written notice, not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request as soon as reasonably practicable. In using its best efforts to obtain the most favorable price and execution available, the Sub-Adviser shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Managed Portion to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser’s over-all responsibilities with respect to the Managed Portion and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this Section.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Managed Portion as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the 1940 Act, Section 206 of the Investment Advisers Act of 1940 and any rules established thereunder (the “Advisers Act”), and pursuant to policies adopted by the Sub-Adviser and approved by the Trustees.

(f) The Sub-Adviser is hereby granted the authority to negotiate, execute and enter into brokerage contracts, futures account agreements, derivatives agreements, risk disclosure and other agreements (including, but not limited to, collateral account control agreements) on behalf of the Fund, with respect to the Managed Portion, with brokers, dealers, futures commission merchant, banks, custodians or other agents or counterparties (each, a “Broker”) and perform such functions as it considers reasonable, necessary or convenient in order to carry out the purposes of this Agreement. The Adviser understands the Fund will be bound by the terms of agreements executed by Sub-Adviser on the Fund’s behalf to the same extent as if the Fund or the Adviser had executed such agreement directly. Under most such agreements, a broker is generally granted a lien on, and a right to set off against, any of the Fund’s assets held in other accounts of the Fund maintained by such broker, if any, in order to satisfy any indebtedness arising out of the trading activity, and the broker has the right to liquidate the Fund’s account in the event of a default. The Fund will remain liable for any amounts owed to broker including any debit balances, losses or other amounts due as a result of the Sub-Advisers trading on the Fund’s behalf with respect to the Managed Portion, including commissions. Notwithstanding anything to the contrary in this Agreement, except as otherwise specified by notice from the Adviser or the Fund to the Sub-Adviser, the Sub-Adviser may establish accounts in the name of the Fund and place orders for the execution of transactions in accordance with the investment guidelines hereunder with or through any Broker that the Sub-Adviser may select in its own discretion and without notice to the Adviser or the Fund. Such Brokers are authorized to act on instructions from the Sub-Adviser, including, but not limited to instructions with respect to transferring money, securities or other property between accounts held by such Broker or elsewhere on behalf of the Fund and to instruct the receipt or delivery of securities or property on behalf of the Fund. Brokers may rely on instructions from the Sub-Adviser until they have received written notice of the Adviser’s revocation, provided, however, that such revocation shall not be effective with respect to open positions or outstanding orders submitted by the Sub-Adviser but not yet executed.

(g) The Sub-Adviser will provide advice and assistance to the Adviser, upon its reasonable request, as to the determination of the fair value of certain investments of the Managed Portion where market quotations are not readily available for purposes of calculating the Fund’s net asset value in accordance with valuation procedures and methods established by the Trustees.

(h) The Sub-Adviser shall furnish the Adviser and the Trustees with such information and reports regarding the Managed Portion as the Adviser or the Trustees shall reasonably request. The Sub-Adviser shall make certain of its officers and employees available from time to time, including attendance at Trustees’ Meetings, at such reasonable times as the parties may agree to review the Fund’s investment policies and to consult with the Adviser or the Trustees regarding the Managed Portion’s investment affairs.

(i) The Sub-Adviser shall not consult with any other sub-adviser to either the Fund or any other account managed by the Adviser concerning the Fund’s assets, except as permitted by the Fund’s policies and procedures.

(j) Copies of the Fund’s Prospectus and Statement of Additional Information and organizational documentation of the Trust that apply to the Fund, each as currently in effect, have been or will be delivered to the Sub-Adviser prior to the execution of this Agreement. In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that apply to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund’s currently effective Prospectus and Statement of Additional Information (“SAI”); (iii) the applicable provisions of the federal securities laws, including without limit the 1940 Act, the Advisers Act, and the Commodity Exchange Act; (iv) any written instructions and directions of the Trustees, the Adviser, or Fund management (whom are identified by the Adviser as authorized persons), provided that Sub-Adviser is given a reasonable amount of time to implement such instructions and such instructions do not cause Sub-Adviser to breach any legal, tax or regulatory requirement applicable to the Sub-Adviser; and (v) the Sub-Adviser’s general fiduciary responsibilities under applicable law. The Sub-Adviser will not be bound to follow any change in the items listed in subsections (i) and (ii) above, however, (A) until it has received written notice of any such change from the Adviser, (B) until it has been given a reasonable amount of time to implement such change, and (C) if such change would cause the Sub-Adviser to breach any legal, tax or regulatory requirements applicable to the Sub-Adviser, provided that the Sub-Adviser shall promptly notify the Adviser in writing in the event the Sub-Adviser determines that implementing any such change would cause the Sub-Adviser to breach any legal, tax or regulatory requirements applicable to the Sub-Adviser.

The Adviser shall timely furnish the Sub-Adviser with such additional information as may be reasonably necessary for or requested by the Sub-Adviser to perform its responsibilities pursuant to this Agreement.

(k) The Sub-Adviser shall assist the Fund in the preparation of its registration statements, prospectuses, shareholder reports, certain marketing materials and other regulatory filings, or any amendment or supplement thereto, solely with respect to the Managed Portion (collectively, “Regulatory Filings”) by providing the Fund with disclosure for use in, and that is required by, the Fund’s Regulatory Filings, solely with respect to the Managed Portion and the Sub-Adviser’s management thereof, including, without limitation, any required disclosure related to the Sub-Adviser’s investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies. For the avoidance of doubt, the above provisions require only the assistance of the Sub-Adviser. Sub-Adviser shall not be responsible for the preparation or filing of any Regulatory Filings and/or reports required of the Trust or Fund by any governmental or regulatory agency except as expressly agreed in writing by the Sub-Adviser.

(l) The Sub-Adviser shall furnish the Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser (the “CCO”) with such information, certifications and reports as such persons may reasonably request from the Sub-Adviser regarding the Sub-Adviser’s compliance with applicable law (as it relates to services provided by Sub-Adviser hereunder), including: (i) Rule 206(4)-7 of the Advisers Act; (ii) the federal securities laws, as defined in Rule 38a-1 under the 1940 Act; (iii) the Commodity Exchange Act; and (iv) any and all other laws, rules, and regulations, whether foreign or domestic, in each case, applicable at any time to the operations of the Sub-Adviser and its services to the Managed Portion. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser and/or the CCO from time to time, upon reasonable advance notice, to examine and review the Sub-Adviser’s compliance program and its adherence thereto.

2.	OTHER AGREEMENTS.

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others, including proprietary accounts, so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

3.	COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

(a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the average daily net assets of the “Direct Managed Portion” (as defined in Schedule A) during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser. Such fee shall be calculated in accordance with the fee schedule as set forth in Schedule A attached hereto.

(b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4.	EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

(a) This Agreement shall become effective as of the date first written above and shall remain in full force and effect continuously thereafter until terminated.

(b) This Agreement shall continue in effect for two years from the date hereof, and thereafter only so long as continuance is specifically approved: (i) at least annually by the Trustees, including a majority of the Trustees who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval; or (ii) if presented to the Fund’s shareholders, by the affirmative vote of a majority of the Fund’s outstanding voting securities.

(c) This Agreement shall automatically terminate without the payment of any penalty in the event of: (i) its assignment; (ii) its delegation, unless the Adviser has by prior written consent agreed to the delegation; or (iii) termination of the Investment Management Agreement.

(d) This Agreement also may be terminated without the payment of any penalty: (i) by the vote of a majority of the Fund’s outstanding voting securities, as permitted by the 1940 Act; (ii) by the Adviser on 60 days’ written notice to the Sub-Adviser; or (iii) by the Sub-Adviser on 90 days’ written notice to the Adviser.

(e) This Agreement may be amended by the mutual consent of the parties only if such amendment, if material, is specifically approved by the vote of: (i) a majority of the Trustees who are not interested persons; and (ii) a majority of the Fund’s outstanding voting securities (unless such approval is not required by Section 15 of the 1940 Act).

5.	CERTAIN INFORMATION.

To the extent it is legally permitted, the Sub-Adviser shall as soon as reasonably practicable notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (b) the Sub-Adviser has a reasonable basis for believing that the Fund has failed to satisfy the diversification requirements under the applicable provisions of Subchapter M or Section 817(h) under the Code; (c) the Sub-Adviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation (other than a routine inspection or examination), at law or in equity, before or by any court, public board or body, involving the Fund and any services the Sub-Adviser provides for the Managed Portion; and (d) any change in the portfolio managers for the Managed Portion named in the Fund’s Prospectus.

6.	LIABILITY AND INDEMNIFICATION.

(a) The Sub-Adviser’s duties shall be confined to those expressly set forth herein, with respect to the Managed Portion. The Sub-Adviser shall not be liable for any loss arising out of (i) any portfolio investment or disposition hereunder, (ii) the performance of its duties and obligations hereunder or (iii) Sub-Adviser following any instruction provided by the Adviser, the Trustees or Fund management, except a loss arising out of any breach of fiduciary duty by the Sub-Adviser or a loss arising out of willful misfeasance, bad faith, gross negligence or reckless disregard of the Sub-Adviser’s duties and obligations hereunder, unless otherwise provided under provisions of applicable law.

(b) The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Sub-Adviser Indemnified Persons”) from and against any and all suits, actions, legal or administrative proceedings or investigations, claims, demands, damages, liabilities, interest, loss, costs and expenses, including reasonable attorneys’ fees, disbursements and court costs (“Losses”), which the Sub-Adviser Indemnified Persons may sustain arising out of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of any Sub-Adviser Indemnified Persons’ willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

(c) The Adviser shall indemnify the Sub-Adviser and its respective affiliates and controlling persons (the “Adviser Indemnified Persons”) from and against any and all Losses, which the Adviser Indemnified Persons may sustain arising out of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Adviser Indemnified Persons’ willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

7.	RECORDS; RIGHT TO AUDIT.

(a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to investments made by the Sub-Adviser for the Managed Portion that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records it maintains on the Fund’s behalf are the Fund’s property, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund’s request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, except to its officers, employees, agents and professional advisers that need to know such information in connection with the services provided by Sub-Adviser hereunder, provided such parties are under a duty to keep such information confidential, or if disclosure is expressly required by applicable federal or state regulatory authorities, or by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

(b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange Commission (“SEC”), the Fund’s auditors, any Fund officer, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Fund, provided, to the extent practicable, Sub-Adviser receives reasonable advance notice of any such inspection.

8.	CONFIDENTIAL INFORMATION.

Any information and advice furnished by any party to this Agreement to the other party or parties, including, without limitation, the “non-public portfolio holdings” of the Fund, shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except: (i) as required by applicable federal or state law, regulation, court order, or the rules and regulations of any governmental body or official having jurisdiction over the party disclosing the other party’s information (“Applicable Regulation”), or (ii) with respect to disclosure to a party’s officers, directors, employees, professional advisers or service providers (“Representatives”) that need to know such information solely in connection with the performance of such party’s duties and obligations under this Agreement, provided that such Representatives have a duty (by law, contract, or otherwise) to keep such information confidential. The foregoing shall not apply to any information that is public when provided or thereafter becomes public, unless the party receiving the information knows or reasonably should have known that the information became public as a result of a wrongful or illegal act. All information disclosed as required by Applicable Regulation shall nonetheless continue to be deemed confidential. The Sub-Adviser retains all rights in and to any of its proprietary investment models, strategies and approaches used by or on behalf of the Managed Portion and any models, strategies or approaches based upon or derived from them. “Non-public portfolio holdings” means portfolio holdings information that has not been made public by having been previously filed with the SEC.

The Adviser hereby consents to the disclosure to third parties of (i) investment results and other data of the Managed Portion in connection with providing composite investment results of the Sub-Adviser and (ii) investments and transactions of the Managed Portion in connection with providing composite information of clients of the Sub-Adviser.

9.	MARKETING MATERIALS.

(a) The Fund shall furnish to the Sub-Adviser, prior to use or filing, each piece of advertising, supplemental sales literature or other promotional material, prospectus, statement of additional information, report to shareholders or other material relating to the Trust of Fund in which the name “AQR” and any of the other names of the Sub-Adviser or its affiliated companies and any derivative or logo or trade or service mark thereof is used, or information related to the business of the Sub-Adviser or any of its affiliates is disclosed. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten (10) calendar days to the Fund shall relieve the Fund of the obligation to obtain the Sub-Adviser’s prior written permission.

Upon termination of this Agreement for any reason, the Adviser shall within 30 days (i) cease and cause the Fund and the Trust to cease all use of the name and mark “AQR,” and (ii) take all necessary action to cause the Trust’s Registration Statement and any other relevant documentation to be amended to accomplish a change of name and to reflect that the Sub-Adviser no longer serves as sub-adviser to the Fund.

(b) The Sub-Adviser shall furnish to the Fund, prior to use, each piece of the Sub-Adviser’s advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser’s affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the Fund’s prior written permission. Adviser hereby consents to the use and disclosure of it, the Trust’s and/or the Fund’s name on any affiliated fund list maintained by Sub-Adviser and further acknowledges and consents to the distribution of such list to clients or potential clients of the Sub-Adviser.

10.	ISDA August 2012 Dodd-Frank Protocol Representations & CICI Identifier:

(a) ISDA August 2012 Dodd-Frank Protocol. The Adviser represents and warrants that the information contained in Schedule B is true and accurate as of the date of this Agreement and agrees to promptly notify the Sub-Adviser in writing if any of the information contained therein becomes incorrect or misleading in any material respect.

(b) CICI. The Adviser agrees to provide the Fund’s CFTC Interim Compliant Identifier (“CICI”), as follows:

CICI of the Fund: 549300O4YFG2LFB86X10

11.	REPRESENTATIONS AND ACKNOWLEDGEMENTS OF ADVISER

(a) The Adviser represents and warrants that it is duly authorized to enter into this Agreement and perform its obligations in accordance with the terms of this Agreement and has obtained all corporate authorizations and approvals necessary to permit the Sub-Adviser to carry out its duties and obligations under this Agreement.

(b) The Adviser hereby represents, warrants and covenants that (i) the Fund is an investment company registered as such under the Investment Company Act of 1940 that is excluded from the definition of commodity pool operator pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 with respect to the Fund, (ii) the Adviser, with respect to the Fund, has filed the notice required by CFTC Regulation 4.5(c), (iii) the Adviser, with respect to the Fund, shall refile such notice annually as required, and (iv) the Fund otherwise is operated in compliance with CFTC Regulation 4.5(c).

(c) The Adviser represents, warrants and covenants that the Adviser is exempt from registration as a commodity trading advisor under CFTC Regulation 4.6.

(d) Adviser acknowledges that although Sub-Adviser is registered as a commodity trading advisor under the CEA, Sub-Adviser is relying upon the exemption in CFTC Regulation 4.14(a)(8) with respect to its commodity interest trading advice to the Fund.

(e) Sub-Adviser shall provide reasonable cooperation to the Fund and the Adviser, and the Fund and the Adviser shall provide reasonable cooperation to the Sub-Adviser in fulfilling, or causing to be fulfilled, any disclosure or reporting requirements applicable to such party with respect to the Fund under the CEA and/or then-current CFTC regulations.

(f) The Adviser hereby represents that at the time of launch of the Fund, the Fund shall be a “qualified eligible person” under CFTC Regulation 4.7 (“Qualified Eligible Person”). The Adviser agrees to furnish the Sub-Adviser with such financial information as it may request to confirm the Fund’s status (or continuing status) as a Qualified Eligible Person and to inform Sub-Adviser promptly if the Fund loses its status as a Qualified Eligible Person.

12.	INVESTMENT IN FUNDS MANAGED BY SUB-ADVISER

The Adviser hereby acknowledges and agrees that the duties and obligations of Sub-Adviser hereunder, including, without limitation, any restrictions and/or reporting requirements, apply solely to the Sub-Adviser’s management of the Managed Portion directly, and shall not apply to any investment fund managed by Sub-Adviser (“Sub-Adviser Fund”) in which the Managed Portion may invest.

13.	GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable, the latter shall control.

14.	SEVERABILITY/INTERPRETATION.

If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by an SEC rule, regulation or order, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15.	NOTICES.

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

If to the Sub-Adviser:

AQR Capital Management, LLC

Two Greenwich Plaza, 4th Floor

Greenwich, CT 06830

Attn: Nicole DonVito/Legal Team

If to the Adviser:

Lincoln Investment Advisors Corporation

Attn: Chief Counsel, Funds Management

150 N. Radnor Chester Road

Radnor, PA 19341

16.	COUNTERPARTS.

This Agreement may be executed in counterparts and each counterpart shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

17.	ENTIRE AGREEMENT.

This Agreement, together with any Schedules or Exhibits hereto, represents the entire Agreement between the parties, and supersedes any other written or oral communications between the parties with respect to the subject matter contained herein.

18.	CERTAIN DEFINITIONS.

For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed by their duly authorized representatives, all as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION

Name:
Title:

AQR CAPITAL MANAGEMENT, LLC

Name:
Title:

Accepted and agreed to as of the day and year first above written:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST,

on behalf of the Fund(s) on Schedule A

Name:
Title:

SCHEDULE B

1.	We hereby represent that the Fund:

A. is an Eligible Contract Participant as defined under CFTC Regulation 23.430(a) and is an investment company subject to regulation under the Investment Company Act of 1940, as amended, or a foreign person performing a similar role or function subject as such to foreign regulation (regardless of whether each investor in the investment company or the foreign person is itself an Eligible Contract Participant) (an “Eligible Investment Company”);

B. is not a Major Swap Participant as defined in Section 1(a)(33) of the Commodity Exchange Act or Major Security-Based Swap Participant as defined in Section 3(a)(67) of the Securities Exchange Act of 1934;

C. Special Entity status: is not a federal agency or state government body or political subdivision of a state, employee benefit plan subject to Title I of ERISA, governmental plan as defined in section 3 of ERISA, endowment or any employee benefit plan as defined in section 3 of ERISA (other than a plan subject to Title I of ERISA or a governmental plan) that has elected to be a Special Entity, and is therefore not a “Special Entity” as defined in the Commodity Futures Trading Commission (“CFTC”) and Securities Exchange Commission (“SEC”) rules governing swap transactions.

2.	Trading Authority: Subject to applicable investment guidelines, Sub-Adviser has been given full discretion over the trading of swap transactions for its account. Such discretion includes, among other things, the authority to open trading accounts with swap dealers and provide relevant “know your customer” and related information to the swap dealer, and to receive on the Fund’s behalf the disclosures and other information a swap dealer is required to provide to its counterparties under CFTC and SEC rules governing swap transactions, including the form and method of delivery of such disclosures and information. With respect to any swap executed by Sub-Adviser on the Fund’s behalf, the Fund will be relying on Sub-Adviser’s advice and not on the recommendations (if any) of a swap dealer.

3.	Suitability Safe Harbor: Fund has complied in good faith with written policies and procedures that are reasonably designed to ensure that Sub-Adviser, as a person to whom it has granted swap trading authority, is capable of (i) evaluating swap recommendations made by swap dealers and (ii) making swap trading decisions on its behalf.

4.	Fund hereby consents to and agrees that Sub-Adviser is authorized to use and disclose information concerning Fund and the Managed Portion to the extent permitted by applicable law, regulation or legal process for the purposes of meeting applicable transaction and other reporting requirements, including the reporting of such information to a swap data repository.

5.	To the extent that applicable non-disclosure, confidentiality, bank secrecy or other law imposes nondisclosure requirements on transaction and similar information otherwise required to be disclosed but permits Fund to waive such non-disclosure requirements by consent, Fund consents to waive such non-disclosure requirements to the extent permitted by such applicable laws.

6.	By indicating its agreement below, Fund (i) represents that all Fund information in this Disclosure and Information Request is true, accurate and complete in all material respects and (ii) agrees to promptly notify Adviser in writing of any material change to the Fund information contained in this Disclosure and Information Request or if any representations made by Fund in this Disclosure and Information Request become incorrect or misleading in any material respect.

☐	CICI of THE FUND is: 549300O4YFG2LFB86X10

We affirm that the above information is true and accurate as of the date below, and agree to notify the Sub-Adviser promptly in writing if any representations made herein become incorrect or misleading in any material respect.

Date